Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-162193
333-162193-01

Addendum to the accompanying Prospectus dated April 2, 2010 and
Prospectus Supplement dated April 2, 2010

Debt Securities

THE ROYAL BANK OF SCOTLAND N.V.
(formerly known as ABN AMRO Bank N.V.)
fully and unconditionally guaranteed by
RBS Holdings N.V.
(formerly known as ABN AMRO Holding N.V.)

      On February 6, 2010, ABN AMRO Bank N.V. changed its name to “The Royal Bank of Scotland N.V.,” and on April 1, 2010, ABN AMRO Holding N.V. changed its name to “RBS Holdings N.V.” You should read the accompanying pricing supplement (the “Pricing Supplement”), which contains the specific terms of the offered debt securities (the “Securities”), together with the accompanying prospectus dated April 2, 2010 (the “Prospectus”) and the accompanying prospectus supplement dated April 2, 2010 (the “Prospectus Supplement”) of The Royal Bank of Scotland Bank N.V. and RBS Holdings N.V.  When you read the Pricing Supplement, please note that all references in the Pricing Supplement to (1) “ABN AMRO Bank N.V.” should be deemed to refer to “The Royal Bank of Scotland N.V.,” (2) “ABN AMRO Holding N.V.” should be deemed to refer to “RBS Holdings N.V.,” (3) a prospectus dated September 29, 2006 of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. (or to any section of such prospectus), should refer instead to the Prospectus or to the corresponding section of the Prospectus, as applicable, and (4) a prospectus supplement dated September 29, 2006 of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. (or to any section of such prospectus supplement), should refer instead to the Prospectus Supplement or to the corresponding section of the Prospectus Supplement, as applicable.

      The accompanying Prospectus supersedes the prospectus dated September 29, 2006 and the accompanying Prospectus Supplement supersedes the prospectus supplement dated September 29, 2006.

      The name changes are not changes of the legal entities that issued or guaranteed the Securities, and they do not affect any of the terms of the Securities.  The Securities will continue to be issued by The Royal Bank of Scotland N.V. and fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

      While the name “ABN AMRO Bank N.V.” is used by a separate legal entity that is owned by the State of the Netherlands, nether the new entity named ABN AMRO Bank N.V. nor the State of the Netherlands will, in any way, guarantee or otherwise support the obligations under the Securities.

      The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

       The Royal Bank of Scotland N.V. and RBS Securities Inc. will, and other affiliates of The Royal Bank of Scotland N.V. may, use this addendum and the accompanying Prospectus, Prospectus Supplement and Pricing Supplement in connection offers and sales of Securities in market-making transactions.

RBS Securities Inc.

Addendum dated April 2, 2010